SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	December 8, 2004

Wells Real Estate Fund VII, L.P.

(Exact Name of Registrant as Specified in Charter)

Georgia	0-25606	58-2022629
(State or Other Jursidiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 449-7800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry Into a Material Definitive Agreement

On December 8, 2004, Fund VII and Fund VIII Associates (the "Joint Venture"), a joint venture partnership between Wells Real Estate Fund VII, L.P. (the "Registrant") and Wells Real Estate Fund VIII, L.P., and CH2M Hill, Inc. ("CH2M Hill"), an unrelated third party, entered into a Fourth Amendment to Lease (the "Agreement"). The Agreement modifies and extends an existing lease between the Joint Venture and CH2M Hill. The lease modification extends the termination date of the lease from November 30, 2005 to November 30, 2010 and reduces the square footage by approximately 10% to approximately 51,000 square feet in an approximately 62,000 square foot office building located in Gainesville, Florida (the "CH2M Hill Building"). The monthly base rent payable under the Agreement from September 1, 2004 through November 30, 2005 is approximately $70,000. The monthly base rent payable from December 1, 2005 through November 30, 2006 is approximately $51,000, in addition to (i) monthly operating expense reimbursements to the Joint Venture of approximately $30,000, as well as increases in operating expenses, if any, from the previous lease year (the "Base Year"), and (ii) reimbursements of certain landlord paid tenant allowances. Beginning December 1, 2006, the annual base rent payable will increase by 3% each year until the expiration of the lease and CH2M Hill will pay monthly operating expenses of approximately $30,000 plus any increases from the Base Year along with reimbursement of certain landlord paid tenant allowances. CH2M Hill has the right, at its option to extend the lease term for two additional five-year periods at 95% of the then-fair market rental value. As a result of entering into the Agreement, the Joint Venture will pay approximately $306,000 for brokerage commissions and approximately $502,000 for a tenant improvement allowance.

The Joint Venture owns 100% of the CH2M Hill Building and CH2M Hill is the building's sole tenant. The Registrant owns an equity interest of approximately 36.6% in the Joint Venture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND VII, L.P (Registrant)

By:	WELLS PARTNERS, L.P. General Partner

By:	Wells Capital, Inc. General Partner

By:	/s/ Leo F. Wells, III Leo F. Wells, III President

Date: December 14, 2004